Exhibit 5.1

To:

Nokia Corporation

Karaportti 3

FI-02610 Espoo

Finland

[        ●         ] 2015

Dear Sirs,

We have acted as legal advisers to Nokia Corporation (the “Company”), a company incorporated under the laws of the Republic of Finland, as to Finnish law in connection with the filing of a registration statement on Form F-4 with the United States Securities and Exchange Commission (the “SEC”) on [ ] 2015 (Registration No. [ ]), including the prospectus set forth therein (the “Registration Statement”) concerning a [proposed] exchange offer in the United States (the “U.S. Offer”) which will be made to (a) all U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934 (the “Securities Act”)) of outstanding ordinary shares, nominal value EUR 0.05 per share (the “Alcatel Lucent Shares”) of Alcatel Lucent, a French société anonyme (“Alcatel Lucent”); (b) all holders of outstanding Alcatel Lucent American depositary shares, each representing one Alcatel Lucent Share, wherever located; and (c) all U.S. holders of outstanding (i) EUR 628 946 424 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on July 1, 2018, (ii) EUR 688 425 000 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on January 30, 2019 and (iii) EUR 460 289 979.90 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on January 30, 2020. The exchange offer by the Company also comprises an exchange offer made in France under French offer documentation (the “French Offer” and together with the U.S. Offer, the “Exchange Offer”). For every one Alcatel Lucent Share a U.S. holder validly tenders into, and does not withdraw from, the U.S. Offer, it will receive, at its election, 0.55 new share of Nokia (a “Nokia Share”) or 0.55 Nokia American depositary share (a “Nokia ADS”), each Nokia ADS representing one Nokia Share. For every one Alcatel Lucent American Depositary Share a U.S. holder validly tenders into, and does not withdraw from, the U.S. Offer, it will receive 0.55 Nokia ADS. For every one 2018 OCEANE a U.S. holder validly tenders into, and does not withdraw from, the U.S. Offer, it will receive [•] Nokia Share, for every 2019 OCEANE a U.S. holder validly tenders into, and does not withdraw from, the U.S. Offer, it will receive [•] Nokia Share, and for every 2020 OCEANE a U.S. holder validly tenders into, and does not withdraw from, the U.S. Offer, it will receive [•] Nokia Share. In our capacity as the Company’s legal advisors as to Finnish law, we have been requested to render an opinion as to certain matters of Finnish law.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the general rules and regulations under the Securities Act.

1.	Reviewed documents

For the purposes of giving this opinion, we have examined the following documents (the “Reviewed Documents”):

(a)	a copy of the Registration Statement in the form it was filed with the SEC on [ ] 2015;

(b)	the Articles of Association of the Company, as in force on [ ] 2015; and

(c)	a trade register extract relating to the Company, as available on [ ] 2015 in the online Trade Register database maintained by the Finnish Patent and Registration Office (the “Trade Register”).

2.	Assumptions

In giving the opinion stated herein, we have made the following assumptions:

(a)	that all documents submitted to us as copies, specimen documents, extracts or conformed copies conform to the originals thereof;

(b)	that all documents submitted to us as final drafts will be or have been executed or, where applicable, approved in the form of such final drafts subject only to amendments of a non-material nature or amendments which we have approved on or before the date of this opinion;

(c)	that all information in the public registers reviewed by us for the purposes of this opinion is accurate, complete and up-to-date;

(d)	that all documents on which we have expressed reliance remain accurate and that no additional matters would have been disclosed by a company search at the Trade Register if carried out since the carrying out of the search referred to above;

(e)	the absence of bad faith, fraud, coercion, duress, misrepresentation, mistake or undue influence by, on the part of or on behalf of, or suffered by, any of the parties to the Exchange Offer or any other transactions contemplated by the Registration Statement or their respective shareholders, directors, officers, employees, agents and advisers or any other relevant person, to the extent such could have an effect on the opinion expressed below;

(f)	that neither the issuance of the Nokia Shares nor any of the transactions contemplated by the Registration Statement (whether individually or seen as a whole) are or will result in a breach of any laws other than the laws of Finland;

(g)	that to the extent relevant for purposes of the opinion expressed below, all material factual information contained in, or material statements given in connection with, the Registration Statement are true, complete and accurate; and

(h)	that (i) the Registration Statement has been duly filed by the Company and will be declared effective and will continue to be effective at the time of the issuance of the Nokia Shares under the Exchange Offer, (ii) the offering, subscription, payment and issuance of the Nokia Shares will be in accordance with the Registration Statement and the terms and conditions of the Exchange Offer, (iii) the consideration received for the issuance of the Nokia Shares will not be less than the subscription price of the Nokia Shares and the corresponding increase in equity in the Company’s statement of financial position, (iv) the Nokia Shares will be issued in accordance with the Finnish Limited Liability Companies Act (624/2006, as amended) (including, for the avoidance of doubt, Chapters 1 (Main principles of company operations and application of this Act), 5 (General meeting) and 9 (Share issue) thereof), and (v) the issuance of the Nokia Shares will not violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

3.	Opinion

Based on the foregoing assumptions and subject to the qualifications set out below, we are of the opinion that under Finnish law as in force on the date hereof:

Subject to the receipt of the requisite authorization from the extraordinary general meeting of the Company’s shareholders for the issuance of the Nokia Shares in connection with the Exchange Offer (the “Shareholder Resolution”) and the authorization under the Shareholder Resolution not being revoked, upon a decision of the board of directors of the Company to issue the Nokia Shares in accordance with the terms and conditions of the Exchange Offer, the Nokia Shares to be issued in the U.S. Offer will, when they have been issued and paid for in full in the manner contemplated by the Registration Statement, registered with the Trade Register and entered into the Finnish book-entry securities system, be validly issued and fully-paid and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Nokia Shares or Nokia ADS’s solely because of their shareholder status as holders of Nokia Shares or Nokia ADS’s).

4.	Qualifications

This opinion is subject to the following qualifications:

(a)	notwithstanding the registration of the Nokia Shares with the Trade Register, the Shareholder Resolution or the decision to issue the Nokia Shares by the Company’s Board of Directors may be challenged by a dissenting shareholder in court either on formal or on substantial grounds in accordance with the Finnish Limited Liability Companies Act (624/2006, as amended), and should the court decide in favor of the claimant, the court may upon the claimant’s request render invalid or amend the Shareholder Resolution or the decision to issue the Nokia Shares by the Company’s Board of Directors or declare either of them null and void;

(b)	we express no opinion as to the accuracy or completeness of the information contained in the Registration Statement;

(c)	we express no opinion as to tax law matters or any commercial, calculating, auditing or other non-legal matters; and

(d)

we express no opinion as to any law other than the law of Finland as presently in force and we have assumed that there is nothing in any other law that affects our opinion stated herein; legal concepts expressed or described herein shall be governed by and words and expressions used herein shall be construed in accordance with Finnish law notwithstanding that original Finnish terms and definitions may not always have been used.

     *                  *                  *

This opinion: (a) is issued and may only be relied upon on the express condition that it and any issues of liability arising hereunder shall be governed by and construed in accordance with the laws of Finland; (b) speaks only as of the date stated above; and (c) is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

We are furnishing this opinion to you solely for your benefit in relation to the offering of the Nokia Shares in the U.S. Offer. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “The Exchange Offer — Legal Matters” contained in the Registration Statement. In giving such consent, we do not thereby admit that we would be in the category of persons whose consent is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it. Other than as set out above in this paragraph, this opinion is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

Yours faithfully,

Roschier, Attorneys Ltd.

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